Exhibit 10.38

Isabelle Grisé

February 22, 2017

Re:Separation Agreement and Release

Dear Ms. Grisé,

This letter (the “Agreement”), when signed by you, represents our agreement regarding your separation from DAVIDsTEA Inc. (the “Company”).

1.Separation Date.  As we have discussed, your employment with the Company ended January 19th,  2017 (the “Separation Date”).  Your pay through the Separation Date (to the extent not previously paid), including pay for any accrued but unused vacation time less all applicable deductions,  was deposited into your bank account.

2.Severance Benefits.  In return for your acceptance of the terms in this Agreement, and subject to you meeting in full your obligations hereunder, as per your signed employment agreement, the Company will pay you a lump sum amount equal to seven and a half (7,5) months at your regular base salary plus twenty-five thousand dollars (25,000$), the whole subject to reduction for all appropriate withholdings and deductions and payable within five (5) business days followings the date this Agreement, signed by you, is received by the Company.  You agree that you would not otherwise be entitled to the severance benefits described in this paragraph, and understand that you will receive these severance benefits only by signing this Agreement. You also agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company and that you are owed no other compensation, equity, or benefits of any kind from the Company.

3. Benefits.  Your medical and dental health insurance will be maintained until the earlier of (i) seven and a half (7,5) months from the Separation Date or (ii) the date on which you become covered by another employer, and the applicable insurance premium deductions will be withheld from your final pay. All other employee benefits provided by the Company ended as of the Separation Date. The Company is also providing you with a professional career transition program of 6 months to assist you in your job search.

4. Equity Incentive Plan. All awards granted to you will be treated in compliance with the 2015 Omnibus Equity Incentive Plan, namely with Section 11.

5.  Release.  By signing this Agreement, and in exchange for the severance benefits provided to you under this Agreement, you agree to fully and finally release, waive and settle any and all causes of action, suits, claims, demands, charges, and obligations of any kind relating to your employment by the Company or to the termination of your employment from the Company, including, but not limited to, any claim in contract, tort, or for wages or compensation owed to you as a result of your employment, the wage and hour, wage payment and fair employment practices under applicable legislation, that you may or could have against DAVIDsTEA Inc, and/or any parent, subsidiary or affiliated entity, and/or its and their officers, directors, principals, shareholders, employees, employee benefit plans, agents, attorneys, representatives, successors and assigns, and all others connected with any of them (together, the "Releasees") up until the date that you sign this Agreement.  You understand that, to the fullest extent permitted by law, this release includes, without limitation, any claims you may have for unpaid wages, overtime or premium pay, vacation pay or any other compensation of any kind. You further represent that you were afforded all leave to which you may have been entitled by law and that you are not aware of any work-related injury or illness.  You recognize that the Company denies that it has any liability or obligation to

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you for any legal claims, and that this Agreement has been reached between you and the Company as an amicable resolution of your employment at the Company.  Furthermore, you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

6.Confidentiality.

(i) You agree that the terms and conditions of this Agreement and the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by you, your agents and representatives, and shall not be disclosed except to your household members and immediate family, or to the extent necessary to obtain tax or financial advice, or to the extent required by federal or state law.

(ii) During the course of your employment with the Company, you have learned of Confidential Information, as defined below, and may have develop Confidential Information on behalf of the Company and its affiliates.  You agree that you will not use or disclose to any person (except as required by applicable law any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its affiliates.

(iii) All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, are the sole and exclusive property of the Company. You agree to safeguard all Documents and acknowledged that you have surrendered to the Company all Documents then in your possession or control.  You also acknowledged that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its affiliates.

(iv) You acknowledged that have fully disclosed all Intellectual Property to the Company.  You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property.  You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  You will not charge the Company for time spent in complying with these obligations.  You acknowledged that all copyrightable works that you may have created during your employment is considered “work made for hire” and is, upon creation, owned exclusively by the Corporation.

For purposes of this Section, the following definitions apply:

“Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its affiliates from any person with any understanding, express or implied, that it will not be disclosed.  Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment and during the period of 12 months immediately following termination of your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its affiliates or that result from any work performed by you for the Company or any of its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its affiliates.

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7.Restricted activities

(i) As per the original agreement you signed on or about August 8, 2015, during the 12-month period immediately following termination of your employment, regardless of the reason therefor, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company does business or is actively planning to do business or undertake any planning for any business competitive with the Company or any of its Affiliates.  Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company for this period.

(ii) During the same 12 month period immediately following your termination of employment, you will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such one (1) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment  or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

(iii) During the same 12 month period immediately following your termination of employment you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.  For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two (2) years.

8.Non-Disparagement.  During the 12 month period immediately following your termination of employment you will take no action which is intended, or would reasonably be expected, to harm the Company or any of its Affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its Affiliates..

You further agree without reservation that these restraints are necessary for the reasonable and proper protection of the Releases, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  You further agree that, were you to breach any of the covenants contained in this Section 8, the damage to the Releasees would be irreparable.  You therefore agree that the Releases, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder.  So that the Releases may enjoy the full benefit of the covenants contained in this Section 8, you further agree that the 12 month period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 8.  You and the Company further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Releases shall have the right to enforce all of your obligations to that Releasee under this Agreement, including without limitation pursuant to this Section 8.  Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company, shall operate to excuse you from the performance of your obligations under this Section 8.

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9.Severability.  Should any provision of this Agreement, other than the release contained in Section 5 and subject to Section 8 above when applicable, be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

10.Entire Agreement.  This Agreement contains the entire understanding and agreement between the Company and you with respect to your employment and its termination and all related matters, and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators.  This Agreement shall be governed by the laws of the Province of Québec.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Legal Director of the Company.  The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

11.Transaction. The parties acknowledge and accept that the present Receipt, Release and Transaction constitutes a transaction within the meaning of articles 2631 et seq. of the Civil Code of Québec, and shall be and remain binding upon the parties, their heirs, executors, successors and assigns;

12.Consideration.  You agree that you have been given adequate and reasonable time to consider the terms of this Agreement, and to consult with persons of your choosing to whom reference is made in Paragraph 5 regarding it.

13.Effect of Signature.  Your signature on this letter indicates that you understand and agree completely to the severance arrangement that is described above, that you have accepted this arrangement in exchange for a complete release of claims against the Releasees and your other promises herein and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.  If the terms of this Agreement are acceptable to you, please sign, date and return it to me within ten  (10) days of the date you receive it.  At the time you sign it (the “Effective Date”), this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this Agreement, which you should also sign and date, is for your records.

14.Language. The parties hereto have expressly requested that the present Seperation Agreement and Release be drafted in English. Les parties aux présentes ont expressément requis que le présent document soit rédigé en anglais.

(signatures follow on the next page)

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On behalf of the Company, thank you for your service.  We wish you the best in future endeavors.

Very truly yours,

Christine Bullen
interim President & CEO and
Managing Director USA &

I have carefully read this Agreement, understand its contents, and freely and voluntarily assent to all of the terms and conditions described herein.

(s) Isabelle Grisé	February 24, 2017
Isabelle Grisé	Date

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